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FIRST AMENDMENT TO LEASE

I. PARTIES AND DATE.

This First Amendment ("**Amendment**") dated March 23, 2023 , is made by and between **PACIFICA TOWER LLC**, a Delaware limited liability company ("**Landlord**"), and **AXOS FINANCIAL, INC,** a Delaware corporation ("**Tenant**").

II. RECITALS.

Landlord and Tenant (formerly known as Bofl Holding, Inc., a Delaware corporation) entered into an Office Space Lease dated May 14, 2018 ("**Lease**"), for certain office space consisting of approximately 60,170 rentable square feet known as Suite Nos. 300, 1700 and 1800 (collectively, "**Premises**") in the building located at 4365 Executive Drive, San Diego, California ("**Building**"). Tenant and certain affiliates of Landlord are also parties to (a) a certain undated Office Space Lease dated, as amended ("**Eastgate Lease**"), for approximately 22,097 rentable square feet of office space leased by Tenant and located at 4795 Eastgate Mall, San Diego, California ("**Eastgate Premises**"); and (b) an Office Space Lease dated November 30, 2011, as amended ("**4350 Lease**"), for approximately 83,799 rentable square feet of office spaced leased by Tenant and located at 4350 La Jolla Village Drive, San Diego, California ("**4350 Premises**"). The Premises, the Eastgate Premises and the 4350 Premises currently contain a total aggregate of 166,066 rentable square feet and are collectively referred to herein as the "**Axos UTC Premises**".

Landlord and Tenant each desire to modify the Lease to add approximately 19,988 rentable square feet of space known as Suite No. 400 on the 4th floor of the Building ("**Suite 400**"), adjust the Basic Rent, and make such other modifications as are set forth in "III. MODIFICATIONS" next below.

III. MODIFICATIONS.

A. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1. Effective as of the Commencement Date for Suite 400, (a) Item 2 shall be amended by adding "Suite 400" to the Premises; and (b) **Exhibit A** attached to this Amendment shall be added to **Exhibit A** of the Lease.

2. Item 4 is hereby amended by adding the following:

   "Estimated Commencement Date for Suite 400: November 1, 2023." The actual Commencement Date for Suite 400 shall be as provided in Section III.B. below."

3. Effective as of the Commencement Date for Suite 400, Item 6 shall be amended by adding the following for Suite 400:

Estimated Months (or Partial Months) of Term for Suite 400	Monthly Rate Per Rentable Square Foot for Suite 400	Monthly Basic Rent for Suite 400 (rounded to the nearest dollar)
1 to 12	$3.90	$77,953.20
13 to 24	$4.06	$81,151.28
25 to 36	$4.22	$84,349.36
37 to 48	$4.39	$87,747.32
49 to 60	$4.57	$91,345.16
61 to 72	$4.75	$94,943.00
73 to 80	$4.94	$98,740.72

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in monetary default (as defined in Section 14.1 of the Lease), Tenant shall be entitled to an abatement of 5 full calendar months of Basic Rent in the aggregate amount of $389,766.00 (i.e. $77,953.20 per month) ("**Abated Basic Rent**") for months 2, 3, 4, 5 and 6 of the Lease Term for Suite 400 ("**Abatement Period**"). In the event that Tenant is in default after the lapse of any applicable cure period at any time during the Term, and this Lease is terminated by Landlord, all unamortized Abated Basic Rent (i.e. based upon the amortization of the Abated Basic Rent in equal monthly amounts during the initial Term, without interest) shall become immediately due and payable. The payment by Tenant of the Abated Basic Rent in the event of a default shall not limit or affect any of Landlord's other rights, pursuant to this Lease or at law or in equity. Only Basic Rent shall be abated during the Abatement Period and all other additional rent and other costs and charges specified in this Lease shall remain due and payable pursuant to the provisions of this Lease as expressly provided herein.

4. Effective as of the Commencement Date for Suite 400, Item 7 shall be amended by adding the following for Suite 400:

Amendment to Lease – The Plaza – Axos 4365 Executive Drive

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Amendment to Lease – The Plaza – Axos 4365 Executive Drive 2 “7. Property Tax Base for Suite 400: The Property Taxes per rentable square foot incurred by Landlord relative to Suite 400 and attributable to the twelve month period ending June 30, 2024 (the “Base Year”). Building Cost Base for Suite 400: The Building Costs per rentable square foot incurred by Landlord relative to Suite 400 and attributable to the Base Year. Expense Recovery Period for Suite 400: Every 12 month period during the Term (or portion thereof during the first and last Lease years) ending June 30.” For clarification and avoidance of doubt, (i) Tenant shall not be obligated to pay Tenant’s Share of Building Costs and Property Taxes, for Suite 400 only, for the period beginning on the actual Commencement Date for Suite 400 and ending on the date which is 12 full calendar months thereafter; and (ii) Tenant’s obligation to pay Tenant’s Share of Building Costs and Property Taxes, for Suite 400 only, for each applicable Expense Recovery Period shall commence on the first anniversary of the Commencement Date for Suite 400.” 5. Effective as of the Commencement Date for Suite 400, Item 8 shall be amended by adding “and Suite 400 comprising approximately 19,988 rentable square feet.” Upon the addition of Suite 400 to the Premises, the Axos UTC Premises shall contain a total aggregate of 186,054 rentable square feet. 6. Effective as of the Commencement Date for Suite 400, Item 11 shall be amended by adding the following: “11. Parking for Suite 400: In addition to any parking passes that Tenant may from time to time have the right to lease in connection with other space in the Building leased by Tenant, Tenant shall lease a minimum of an additional 35 unreserved parking passes and a maximum of an additional 71 unreserved parking passes relative to Suite 400 at a rate of $80.00 per pass, per month through and until August 31, 2025, in accordance with the provisions set forth in Exhibit C to this Lease. Thereafter, parking passes leased by Tenant shall be at Landlord’s prevailing monthly rate. Tenant shall also have the right to convert up to 5 monthly parking passes to reserved parking passes at any time at Landlord’s then prevailing market rate (which is, as of the date of this Amendment, $185.00 per permit, per month) in accordance with the provisions set forth in Exhibit C to this Lease.” B. Commencement Date. As used herein, the “Commencement Date for Suite 400” shall occur on the later of (i) the date on which Suite 400 is deemed ready for occupancy as set forth below, and (ii) November 1, 2023. Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the “Suite 400 Commencement Memorandum”) the actual Commencement Date for Suite 400; should Tenant fail to execute and return the Suite 400 Commencement Memorandum to Landlord within 5 business days (or provide specific written objections thereto within that period), then Landlord’s determination of the Commencement Date for Suite 400 as set forth in the Suite 400 Commencement Memorandum shall be conclusive. Suite 400 shall be deemed “ready for occupancy” if and when Landlord, to the extent applicable, (a) has substantially completed the Tenant Improvements required to be completed by Landlord pursuant to the Work Letter attached to this Amendment but for minor punch list matters which do not materially interfere with Tenant’s use and occupancy of the Premises for its intended use, and has obtained the requisite governmental approvals for Tenant’s occupancy in connection with such work, (b) has provided reasonable access to Suite 400 for Tenant so that Suite 400 may be used without unreasonable interference, and (c) has put into operation all building services required to be provided by Landlord under the Lease and reasonably essential for the use of Suite 400 by Tenant. C. Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of Suite 400 to Tenant on or before the Estimated Commencement Date for Suite 400 set forth in Section III.A.2 above, this Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent or additional rent (including without limitation Basic Rent and Tenant’s share of Building Costs and Property Taxes) for Suite 400 until the Commencement Date for Suite 400 occurs as provided in Section III.B above, except that if Landlord’s failure to substantially complete all work required of Landlord pursuant to Section III.B(i) above is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter attached to this Amendment), then Suite 400 shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of Rent), as of the date Landlord would have been able to substantially complete such work and deliver Suite 400 to Tenant but for Tenant’s delay(s). D. Right to Extend This Lease. Section 3.4 of the Lease entitled “Right to Extend” shall remain in full force and effect with respect to the Premises (as amended hereby), provided that Tenant has validly exercised its respective extension rights pursuant to Section 3.5 of the

Amendment to Lease – The Plaza – Axos 4365 Executive Drive 3 Eastgate Lease and Section 3.5 of the 4350 Lease such that Tenant continues to lease the entirety of the Axos UTC Premises. E. Signage. Landlord, at its sole cost and expense, shall affix and maintain a sign (restricted solely to Tenant’s name as set forth herein) adjacent to the entry door of Suite 400, and shall add an identification strip in the lobby directory of the Building. Any subsequent changes to that initial signage shall be made at Tenant’s expense in accordance with Section 5.2 of the Lease. F. Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for Suite 400 in accordance with the provisions of Exhibit B, Work Letter, attached hereto. G. SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, "Tenant Parties") is listed as a Specially Designated National and Blocked Person ("SDN") on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate the Lease immediately upon written notice to Tenant. IV. GENERAL. A. Effect of Amendments. The Lease is hereby ratified and shall remain in full force and effect except to the extent, and only to the extent, that it is modified by this Amendment. B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant. C. Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original. D. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment. E. Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms. F. Certified Access Specialist. As of the date of this Amendment, there has been no inspection of the Building and Project by a Certified Access Specialist as referenced in Section 1938 of the California Civil Code. G. Brokers. Item 10 of the Basic Lease Provisions and Article XVIII are amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Realty Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Newmark Knight Frank (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article XVIII of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment. H. Security Deposit. No additional security deposit shall be required in connection with this Amendment. [signatures on following page]

Amendment to Lease – The Plaza – Axos 4365 Executive Drive 4 V. EXECUTION. Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above. LANDLORD: PACIFICA TOWER LLC, Delaware limited liability company, By Steven M. Case Executive Vice President Office Properties By Christopher Gash Vice President, Operations Office Properties Case Executive Vice President Office Properties [[Executor 1 Name]] [[Executor 1 Title Line 1]] [[Executor 1 Title Line 2]] [[Executor 2 Signature]] Christopher Gash Vice President, Operations es[[Executor 2 Name]] [[Executor 2 Title Line 1]] [[Executor 2 Title Line 2]] [[ReviewerInitial1]] TENANT: AXOS FINANCIAL, INC, a Delaware corporation By [[Tenant 1 Signature]] Derrick Walsh [[Tenant 1 Name]] Chief Financial Officer[[Tenant 1 Title]] Tenant 2 Title]] [Guarantor 2 Title]]_______________

Amendment to Lease – The Plaza – Axos 4365 Executive Drive 1 EXHIBIT A FLOOR PLAN OF SUITE 400

Amendment to Lease – The Plaza – Axos 4365 Executive Drive 2 EXHIBIT B, WORK LETTER DOLLAR ALLOWANCE [SECOND GENERATION SPACE] The Tenant improvement work (herein “Tenant Improvements”) shall consist of any work required to complete the Premises pursuant to plans and specifications approved by both Landlord and Tenant. The Tenant Improvements shall be performed by a general contractor engaged by Landlord and selected on the basis of competitive bids submitted by one general contractor designated by Landlord and up to 2 other general contractors proposed by Tenant and approved in writing by Landlord. Landlord may require that one or more designated subtrades be union contractors. The work shall be undertaken in accordance with the procedures and requirements set forth below. I. ARCHITECTURAL AND CONSTRUCTION PROCEDURES A. Tenant has approved, or shall approve within the time period set forth below, a detailed space plan for the Premises, prepared by the architect Hurkes Harris engaged by Landlord for the work described herein (“Landlord’s Architect”), which includes interior partitions, ceilings, interior finishes, interior office doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements (“Preliminary Plan”), and (ii) an estimate, prepared by the contractor engaged by Landlord for the work herein (“Landlord’s Contractor”), of the cost for which Landlord will complete or cause to be completed the Tenant Improvements (“Preliminary Cost Estimate”). To the extent applicable, the Preliminary Plan shall include Landlord’s building standard tenant improvements, materials and specifications for the Project. Tenant shall approve or disapprove the Preliminary Plan by signing and delivering same to Landlord within 3 business days of its receipt by Tenant. If Tenant disapproves any matter, Tenant shall specify in detail the reasons for disapproval and Landlord shall attempt to modify the Preliminary Plan to incorporate Tenant’s suggested revisions in a mutually satisfactory manner; provided that in no event shall Tenant have the right to request changes or additions to the Preliminary Plan for the purpose of utilizing any unused portion of the Landlord Contribution (as defined below). Notwithstanding the foregoing, however, Tenant shall approve in all respects a Preliminary Plan not later than April 28, 2023 (“Plan Approval Date”), it being understood that Tenant’s failure to do so shall constitute a “Tenant Delay” for purposes of this Amendment. B. On or before the Plan Approval Date, Tenant shall provide in writing to Landlord or Landlord’s Architect all specifications and information requested by Landlord for the preparation of final construction documents and costing, including without limitation Tenant’s final selection of wall and floor finishes, complete specifications and locations (including load and HVAC requirements) of Tenant’s equipment, and details of all other non-building standard improvements to be installed in the Premises (collectively, “Programming Information”). Tenant’s failure to provide the Programming Information by the Plan Approval Date shall constitute a Tenant Delay for purposes of this Amendment. Tenant understands that final construction documents for the Tenant Improvements shall be predicated on the Programming Information, and accordingly that such information must be accurate and complete. C. Upon Tenant’s approval of the Preliminary Plan and Preliminary Cost Estimate and delivery of the complete Programming Information, Landlord’s Architect and engineers shall prepare and deliver to the parties working drawings and specifications (“Working Drawings and Specifications”), and Landlord’s Contractor shall prepare a final construction cost estimate (“Final Cost Estimate”) for the Tenant Improvements in conformity with the Working Drawings and Specifications. Tenant shall have 5 business days from the receipt thereof to approve or disapprove the Working Drawings and Specifications and the Final Cost Estimate, and any disapproval or requested modification shall be limited to items not contained in the approved Preliminary Plan or Preliminary Cost Estimate; provided that in no event shall Tenant have the right to request changes or additions to the Working Drawings and Specifications for the sole purpose of utilizing any unused portion of the Landlord Contribution. In no event shall Tenant disapprove the Final Cost Estimate if it does not exceed the approved Preliminary Cost Estimate. Should Tenant disapprove the Working Drawings and Specifications and the Final Cost Estimate, such disapproval shall be accompanied by a detailed list of revisions. Any revision requested by Tenant and accepted by Landlord shall be incorporated by Landlord’s Architect into a revised set of Working Drawings and Specifications and Final Cost Estimate, and Tenant shall approve same in writing within 3 business days of receipt without further revision. Tenant’s failure to comply in a timely manner with any of the requirements of this paragraph shall constitute a Tenant Delay.

Amendment to Lease – The Plaza – Axos 4365 Executive Drive 3 D. It is understood that the Preliminary Plan and the Working Drawings and Specifications, together with any Changes thereto, shall be subject to the prior approval of Landlord which approval shall not be unreasonably withheld, conditioned or delayed, provided that such Changes do not affect the Building systems or structural components. Landlord shall identify any disapproved items within 3 business days (or 2 business days in the case of Changes) after receipt of the applicable document. Should Landlord approve work that would necessitate any ancillary Building modification or other reasonable out-of-pocket expenditure by Landlord, then except to the extent of any remaining balance of the Landlord Contribution (as the same may be increased by the Additional Allowance) as described below, Tenant shall, in addition to its other obligations herein, promptly fund the cost thereof to Landlord after receipt of an itemized invoice from Landlord setting forth the related costs and the basis thereof in reasonable detail. E. Upon approval of the Working Drawings and Specifications, Landlord shall submit them to competitive bid as provided above. Each bidding contractor shall use the electrical, mechanical, plumbing and fire/life safety engineers and subcontractors designated by Landlord. All other subcontractors shall be subject to Landlord’s reasonable approval, and Landlord may require that one or more designated subtrades be union contractors. The lowest responsible bidder shall be selected as Landlord’s general contractor and the bid amount shall be deemed the “Final Cost Estimate” for purposes hereof. F. In the event that Tenant requests in writing a revision in the approved Working Drawings and Specifications (“Change”), then provided such Change is acceptable to Landlord in its sole but reasonable discretion (provided that in no event shall any Change affect the Building systems or structural components), Landlord shall advise Tenant by written, itemized change order as soon as is practical of any increase in the Completion Cost and/or any Tenant Delay such Change would cause. Tenant shall approve or disapprove such change order in writing within 2 business days following its receipt from Landlord. Tenant’s approval of a Change shall be accompanied by Tenant’s payment of any resulting increase in the Completion Cost if and when the Landlord Contribution (as the same may be increased by the Additional Allowance) has been fully utilized. It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant’s approval of a change order. G. Notwithstanding any provision in the Lease to the contrary, if Landlord, its representatives and/or its consultants timely provide the submittals provided herein and Tenant fails to comply with any of the time periods specified in this Work Letter, fails otherwise to approve or reasonably disapprove any submittal within 3 business days, fails to approve or reasonably disapprove in writing the Preliminary Plan by the Plan Approval Date, fails to provide all of the Programming Information requested by Landlord by the Plan Approval Date, fails to approve or reasonably disapprove in writing the Working Drawings and Specifications within the time provided herein, requests any Changes, fails to make timely payment of any sum due hereunder, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements (including without limitation by specifying materials that are not readily available provided that Landlord promptly provides Tenant notice of such unavailability) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Amendment as “Tenant Delay”), then Tenant shall bear any resulting additional construction costs, and the Commencement Date for Suite 400 shall be deemed to have occurred for all purposes, including Tenant’s obligation to pay Rent, as of the date Landlord reasonably determines that it would have been able to deliver the Premises to Tenant but for the collective Tenant Delays. Should Landlord determine that the Commencement Date should be advanced in accordance with the foregoing, it shall so notify Tenant in writing including the basis of such determination. Landlord’s determination shall be conclusive unless Tenant notifies Landlord in writing, within 10 business days thereafter, of Tenant’s election to contest same by binding arbitration with the American Arbitration Association under its Arbitration Rules for the Real Estate Industry, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. Pending the outcome of such arbitration proceedings, Tenant shall make timely payment of all Rent due under the Lease based upon the Commencement Date for Suite 400 set forth in the foregoing notice from Landlord. H. Landlord shall permit Tenant and its agents to enter the Premises 45 days prior to the estimated Commencement Date for Suite 400 in order that Tenant may perform any work to be performed by Tenant hereunder through its own contractors, subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and in a manner and upon terms and conditions and at times reasonably satisfactory to Landlord’s representative. The foregoing license to enter the Premises prior to the Commencement Date for Suite 400 is, however, conditioned upon Tenant’s

Amendment to Lease – The Plaza – Axos 4365 Executive Drive 4 contractors and their subcontractors and employees working in harmony and not materially interfering with the work being performed by Landlord. If at any time that entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon 24 hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant’s contractors with all requirements imposed by Landlord on third party contractors and subcontractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers’ compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay Rent unless Tenant commences business activities within the Premises. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant’s risk. In no event shall the failure of Tenant’s contractors to complete any work in the Premises extend the Commencement Date for Suite 400. I. Tenant hereby designates Lisa Goodwin, FVP Technology & Operations as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord. II. COST OF TENANT IMPROVEMENTS A. Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the Final Cost Estimate (subject to the provisions of this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant. Landlord shall pay towards the final construction costs (“Completion Cost”) as incurred a maximum of $1,599,040.00 (“Landlord Contribution”), based on $80.00 per rentable square foot of the Premises, and Tenant shall be fully responsible for the remainder (“Tenant Contribution”). If the actual cost of completion of the Tenant Improvements is less than the maximum amount provided for the Landlord Contribution, such savings shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment or to apply the savings toward additional work. Notwithstanding any provision of the Lease to the contrary, any portion of the Landlord Contribution not utilized on or prior to June 30, 2024, shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment in connection therewith. B. Landlord shall provide to Tenant an additional allowance not to exceed the sum of $45,163.28 (“Additional Allowance”) to be utilized toward the Completion Cost (and not toward any moving costs, FF&E or abatement of rent) if and to the extent that the Completion Cost exceeds the Landlord Contribution. Notwithstanding any provision of the Lease to the contrary, any portion of the Additional Allowance not utilized on or prior to June 30, 2024, shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment in connection therewith. C. The Completion Cost shall include all actual, out-of-pocket costs of Landlord in completing the Tenant Improvements paid to unaffiliated third parties, including but not limited to the following: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) permit fees and other sums paid to governmental agencies, (iii) costs of all materials incorporated into the work or used in connection with the work (excluding any furniture, fixtures and equipment relating to the Premises), and (iv) keying and signage costs. The Completion Cost shall also include an administrative/supervision fee to be paid to Landlord in the amount of 3% of the amount of the Landlord Contribution (i.e., $47,971.20). D. Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord the amount of the Tenant Contribution set forth in the approved Final Cost Estimate. In addition, if the actual Completion Cost of the Tenant Improvements is greater than the Final Cost Estimate because of modifications or extras requested by Tenant and not reflected on the approved working drawings, or because of Tenant Delays, then notwithstanding any unused portion of the Landlord Contribution, Tenant shall pay to Landlord, within 10 days following submission of an itemized invoice therefor, all such additional costs, including any reasonable additional architectural fee. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant’s failure to pay rent under the Lease.